Exhibit 4.2

WARRANT AGREEMENT

THE WARRANTS AND THE SECURITIES THAT MAY BE ACQUIRED UPON THE EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE WARRANTS NOR THE SECURITIES THAT MAY BE ACQUIRED UPON THE EXERCISE OF THE WARRANTS MAY BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED.

OXBRIDGE RE HOLDINGS LIMITED

WARRANTS TO PURCHASE ORDINARY SHARES

This is to certify that, for value received, [                    ] (the “Holder”), or his, her or its successor, is the registered holder of [                    ] ([            ]) warrants (“Warrants”), and is entitled, upon the due exercise hereof, at any time during the period commencing on the Commencement Date and terminating at 5:00 p.m., New York City time on the Termination Date (each as defined herein) to purchase, per Warrant, one (1) Ordinary Share of $0.001 (USD) par value (each share, a “Warrant Share” and collectively, the “Warrant Shares”) of Oxbridge Re Holdings Limited, a Cayman Islands exempted company limited by shares (the “Company”), subject to adjustment as provided herein, at a price per share as specified in Section 2 of this Warrant Agreement and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions specified herein.

Section 1. Certain Definitions. Unless the context otherwise requires, the following terms as used in this Warrant Agreement shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Commencement Date” shall mean May 31, 2013.

(c) “Company” shall mean Oxbridge Re Holdings Limited, a Cayman Islands exempted company limited by shares, and its successors and assigns.

(d) “Exercise Date” shall mean the date on which the Company shall have received from the Holder all deliveries required by Section 3 of this Warrant Agreement.

(e) “Exercise Price” shall mean the price per ordinary share specified in Section 2 hereof, as the same shall be adjusted from time to time pursuant to the provisions of this Warrant Agreement.

(f) “Ordinary Shares” shall mean the ordinary shares of $0.001 (USD) par value of the Company, any security into which such ordinary shares shall have been changed or any security resulting from reclassification of such ordinary shares.

(g) “Person” shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(h) “Securities Act” means the Securities Act of 1933, as amended.

(i) “Termination Date” means May 31, 2018.

(j) “Warrant Agreement” means this Warrant Certificate, including any amendment or replacement hereof.

Section 2. Exercise Price. Subject to the adjustments provided for in this Warrant Agreement, the exercise price per share shall be equal to $7.50 per share.

Section 3. Exercise of Warrants.

(a) Subject to the terms of this Warrant Agreement, following the Commencement Date, the Warrants shall be exercisable, in the manner described under Section 3(b) below, with respect to all or part of the Warrant Shares, and it shall remain exercisable at any time and from time to time prior to the Termination Date as described herein. Each Warrant not exercised on or before the Termination Date shall become void, and all rights thereunder and in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time on the Termination Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Termination Date.

(b) The Warrants may be exercised by the Holder delivering to the Company (i) a written notice of exercise signed by the Holder in substantially the form attached hereto as Exhibit A (a “Notice of Exercise”) and which shall specify the number of Warrant Shares as to which the Warrants are being exercised and be accompanied by this original Warrant Agreement, and (ii) a check or wire transfer payable to the Company in the amount of the total Exercise Price for the Warrant Shares to be purchased pursuant to the Notice of Exercise. To be an effective exercise, the Holder’s Notice of Exercise and payment must be actually received by the Company prior to the time the Warrants terminate or are exchanged for Exchange Warrants, in each case as described herein.

Within 10 business days after the exercise of a Warrant as provided in this Section 3(b), the Company shall deliver to the Holder a certificate or certificates for the total Warrant Shares being purchased, in such names and denominations as are requested by the Holder. In the event the Warrants are not exercised in full, the Warrant Shares shall be reduced by the number of Warrant Shares subject to such partial exercise, and the Company, at its expense, shall forthwith issue and deliver to the Holder a new original copy of this Warrant Agreement signed by the Company reflecting the adjusted number of Warrants and/or Warrant Shares as to which the Warrants remain exercisable.

(c) Notwithstanding anything to the contrary contained in this Warrant Agreement, the Company shall not effect the exercise of the Warrants pursuant to the terms and conditions of this Warrant Agreement and any such exercise shall be null and void and treated as if never made, and the Holder shall not have the right to exercise the Warrants, to the extent that giving effect to such exercise would be inconsistent with the Company’s memorandum and articles of association.

Section 4. Warrant Registration. At all times while any of the Warrants remain outstanding and exercisable, the Company shall keep and maintain at its principal offices a register in which the ownership and any exchange of the Warrants shall be recorded. The Company shall not at any time, except upon the dissolution, liquidation or winding up of the Company, close such register so as to result in the prevention or delay of the proper exercise of a Warrant.

Section 5. Exchange. This Warrant Agreement and the Warrants are exchangeable, upon the surrender of the Warrant Agreement by the Holder at the offices of the Company, for a new warrant agreement or warrants, in such denominations as the Holder shall designate at the time of surrender for exchange, of like tenor and date, representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder.

Section 6. Representations and Covenants of the Company.

(a) The Company hereby represents to the Holder as follows:

(i) The Company was incorporated on April 4, 2013 and is in good standing under the laws of the Cayman Islands.

(ii) The Company has the corporate power and authority to execute and deliver this Warrant Agreement and to perform the terms hereof, including the issuance of the Ordinary Shares issuable upon exercise hereof. The Company has taken all action necessary to authorize the execution, delivery and performance of this Warrant Agreement and the issuance of the Warrants and the Ordinary Shares issuable upon exercise hereof. This Warrant Agreement has been duly authorized and executed by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

(b) The Company covenants and agrees that all Ordinary Shares which may be issued upon the exercise of the Warrants will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges (other than taxes in respect of any transfer occurring contemporaneously with such issuance).

(c) The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares sufficient to permit the exercise in full of all outstanding Warrants under this Warrant Agreement.

Section 7. Representations and Covenants of the Holder. By accepting this Warrant Agreement and the Warrants described herein, the Holder represents and warrants to the Company as follows:

(a) The Warrants and the securities to be acquired upon exercise of the Warrants by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act. If the Holder is an entity, the Holder also represents that the Holder has not been formed for the specific purpose of acquiring the Warrants or the Warrant Shares.

(b) The Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D, promulgated by the United States Securities and Exchange Commission under the Securities Act, as presently in effect.

(c) The Holder understands that the Warrants and the Warrant Shares issuable upon exercise of the Warrants have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that the Warrants and the Warrant Shares issued upon exercise of the Warrants must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

Section 8. Adjustments to Exercise Price and Number of Shares Purchasable. The Exercise Price and number of Ordinary Shares which may be purchased pursuant to this Warrant Agreement shall be subject to adjustment from time to time as follows:

(a) In the event the Company shall at any time exchange, as a whole, by subdivision or combination in any manner or by the making of a stock dividend, the number of Ordinary Shares then outstanding into a different number of shares, then thereafter the number of Ordinary Shares which the Holder shall be entitled to purchase pursuant to this Warrant Agreement shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of outstanding Ordinary Shares of the Company by reason of such change, and the Exercise Price after such change shall, in the event of an increase in the number of Ordinary Shares outstanding, be proportionately reduced, and, in the event of a decrease in the number of Ordinary Shares outstanding, be proportionately increased.

(b) In the event of any reclassification or change of outstanding Ordinary Shares (other than as a result of a subdivision, combination or stock dividend as provided for in Section 8(a)), or in the event of any consolidation of the Company with, or merger of the Company into, another corporation, or in the event of any sale of all or substantially all of the property, assets, business and goodwill of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall provide that the Holder of the Warrants shall thereafter be entitled to purchase, by exercise of the Warrants, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger or sale by a holder of the number of Ordinary Shares which this Warrant Agreement entitles the Holder to purchase immediately prior to such reclassification, change, consolidation, merger or sale. Any such successor corporation thereafter shall be substituted for the Company for purposes of this Warrant Agreement.

(c) The Company will not, by amendment of its memorandum and articles of association or other governing documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of the Warrants against impairment, provided that, the Company may amend its memorandum and articles of association in connection with an IPO (as defined below).

Section 9. Exchange of Warrants in Connection with IPO.

(a) If, following the Commencement Date, the Company sells, in an initial public offering of securities for cash (“IPO”), warrants to purchase Ordinary Shares for an exercise price per share (“New Exercise Price”) that is less than the Exercise Price in effect immediately prior to the closing of such IPO, then, during the period beginning on the date on which separate trading of the warrants issued in the IPO (i.e., trading separate from any units, ordinary shares or other securities issued in the IPO) commences on a national securities exchange and ending at 5:00 p.m., New York City time, on the date that is one hundred eighty (180) calendar days after such trading commencement date (the “Exchange Period”), the Holder may exchange all the Warrants then held by the Holder for warrants to purchase, at an exercise price per share equal to the New Exercise Price, an aggregate number of Ordinary Shares equivalent to the number of Ordinary Shares purchasable by the Holder upon the exercise of the Warrants then held by the Holder (the “Exchange Warrants”), with each Exchange Warrant representing the right to purchase one Ordinary Share.

(b) In order to exercise the exchange rights described in Section 9(a), the Holder must deliver to the Company: (i) a written notice signed by the Holder specifying the number of Warrants that are being exchanged (i.e., the number of Warrants then held by the Holder) and the number of Ordinary Shares purchasable by the Holder upon the exercise of such Warrants, in the form attached hereto as Exhibit B, and (ii) the Holder’s original Warrant Agreement (or any amendment(s) or replacement(s) therefor) (collectively, the “Exchange Notice”). To be valid and effective, the Exchange Notice must be actually received by the Company prior to the end of the Exchange Period. Upon the Company’s receipt of a valid and effective Exchange Notice, the Holder’s original Warrant Agreement and the Warrants that are being exchanged by the Holder shall be deemed to be surrendered, cancelled, and terminated, and the rights thereunder to be exchanged for the rights under the Exchange Warrants (and the related warrant agreement between the Company and its transfer agent to the extent applicable to the Holder).

(c) Within ten (10) business days after the Company’s receipt of a valid and effective Exchange Notice from the Holder, the Company shall issue the Exchange Warrants to the Holder, provided that such Exchange Warrants shall be issued in registered or book-entry form only.

(d) The Exchange Warrants issued to the Holder shall be in the same form as, and shall be subject to the same terms and conditions as, the warrants sold in the IPO (which terms and conditions shall be set forth in a warrant agreement between the Company and the Company’s transfer agent and in the form of warrant certificate held by the transfer agent and filed with the Securities and Exchange Commission in connection with the IPO); provided, however, that the Exchange Warrants shall bear the following legend or such other restrictive legend as shall, in the reasonable opinion of the Company’s legal counsel, be required by applicable law:

“THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE IN RELIANCE ON EXEMPTIONS CONTAINED THEREIN, AND THE WARRANTS MAY NOT BE SOLD OR TRANSFERRED BY THE HOLDER THEREOF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION, AND COMPLIANCE WITH THE REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS.”

(e) The Holder acknowledges and agrees that the Exchange Warrants may be subject to different terms and conditions than the Warrants, including, but not limited to, different cancellation, redemption, and exchange provisions, and, upon delivery of a valid and effective Exchange Notice in accordance with Section 9(b), the Holder accepts such terms and conditions.

(f) The Company and the Holder acknowledge and agree that, if Exchange Warrants are issued to the Holder pursuant to this Section 9, such Exchange Warrants shall be issued solely in exchange for other securities of the Company for purposes of Rule 144(d)(3)(ii) under the Securities Act.

Section 10. Lock-Up. In connection with the IPO and upon request of the Company or the underwriters managing the IPO, the Holder agrees not to register, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any securities of the Company, any securities convertible into or exercisable or exchangeable for securities of the Company, or any warrants to purchase securities of the Company (including, but not limited to, the Warrants and the Warrant Shares) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days but subject to such extension or extensions as may be required by the underwriters) from the effective date of the IPO registration statement or the closing of the IPO as may be requested by the Company or such underwriters and to execute an agreement reflecting the foregoing as requested by the underwriters in connection with the Company’s IPO. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

Section 11. Holder’s Rights. Except as otherwise expressly set forth herein, this Warrant Agreement shall not entitle the Holder to any rights of a shareholder of the Company, except that if the Company, during the period in which the Warrants are exercisable, declares a dividend upon its Ordinary Shares payable other than in cash out of earnings or earned surplus (computed in accordance with generally accepted accounting principles) or other than in Ordinary Shares or securities convertible into Ordinary Shares, then the Holder, upon exercise of a Warrant, shall receive the number of Ordinary Shares purchasable upon such exercise and, in addition and without further payment, the stock or other securities or property which the Holder would have received by way of dividend or other distribution if, continuously since the date hereof, such Holder: (a) had been the record holder of the number of Ordinary Shares then being purchased, and (b) had retained all such stock and other securities (other than Ordinary Shares or securities convertible into Ordinary Shares) and/or other property payable in respect of such Ordinary Shares or in respect of any stock or securities paid as dividends and originating directly or indirectly from such Ordinary Shares.

Section 12. Notices. If there shall be any adjustment to the shares, or if securities or property other than Ordinary Shares of the Company shall become purchasable in lieu of Ordinary Shares upon exercise of the Warrants, then the Company shall forthwith cause written notice thereof to be sent to the registered Holder of the Warrants at the address of such Holder shown on the books of the Company, which notice shall be accompanied by an explanation setting forth in reasonable detail the basis for the Holder’s becoming entitled to purchase such shares and the number of shares which may be purchased and the exercise price thereof, or the facts requiring any such adjustment and the exercise price and number of shares purchasable subsequent to such adjustment, or the kind and amount of any such securities or property so purchasable upon the exercise of the Warrants. At the request of the Holder and upon surrender of this Warrant Agreement, the Company shall reissue the Warrants in a form conforming to such adjustments. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

Section 13. No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of the Warrants and no payment will be made with respect to any fractional Ordinary Share to which the Holder might otherwise be entitled upon exercise of the Warrants.

Section 14. Lost, Stolen, Mutilated, or Destroyed Warrants. If this Warrant Agreement shall become lost, stolen, mutilated, or destroyed, the Company shall, on such terms as to indemnity or otherwise as it may in its reasonable discretion impose upon the registered Holder hereof (as shown on the register of Warrants maintained by the Company), issue a new warrant of like denomination, tenor, and date as the Warrant Agreement so lost, stolen, mutilated, or destroyed.

Section 15. Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder hereof to purchase Ordinary Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the purchase price of the shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 16. Applicable Law. The laws of the State of Florida (USA) shall govern the validity, interpretation, and performance of this Warrant Agreement.

Section 17. Successors and Assigns. This Warrant Agreement, the Warrants and the rights evidenced hereby shall inure to the benefit of and be binding upon any successor of the Company and any transferees of the Warrants, including any creditors of the Holder.

Section 18. Headings. Headings of the paragraphs in this Warrant Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant Agreement.

Section 19. Legend. Neither the Warrants nor the shares issued on exercise of the Warrants have been registered under the Securities Act, or under the securities laws of any state or other jurisdiction. Each certificate representing Warrant Shares issued upon the exercise of a Warrant, if required by law, shall bear the following legend or such other restrictive legend as shall, in the reasonable opinion of the Company’s legal counsel, be required by applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE IN RELIANCE ON EXEMPTIONS CONTAINED THEREIN, AND THE SHARES MAY NOT BE SOLD OR TRANSFERRED BY THE HOLDER THEREOF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION, AND COMPLIANCE WITH THE REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS.”

IN WITNESS WHEREOF, the Company has caused this Warrant Agreement to be executed this          day of                 , 2013, by its duly authorized officer.

OXBRIDGE RE HOLDINGS LIMITED

By:
Name: Jay Madhu
Title: Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE

[DATE]

Oxbridge Re Holdings Limited

Re:     Exercise Warrant for Cash

Dear                     :

The undersigned, pursuant to that certain Warrant Agreement, dated                     , 2013, by Oxbridge Re Holdings Limited (the “Agreement”), hereby exercises the Warrants granted under the Agreement to purchase for cash the following number of Warrant Shares, subject to the terms and conditions of the Agreement:

Number of Warrant Shares Being Purchased

Total Exercise Price and Amount Remitted

Very truly yours,

By:

EXHIBIT B

EXCHANGE NOTICE

[DATE]

Oxbridge Re Holdings Limited

Re:     Exchange of Warrants

Dear                     :

The undersigned, pursuant to that certain Warrant Agreement, dated                     , 2013, by Oxbridge Re Holdings Limited (the “Agreement”), hereby exercises his, her or its right to exchange all of the Warrants held by the undersigned for Exchange Warrants, subject to the terms and conditions of the Agreement:

Number of Warrants Being Exchanged

Number of Ordinary Shares Purchasable Upon Exercise of Such Warrants

In addition, the undersigned has enclosed herewith the originally executed Agreement (or any amendment(s) or replacement(s) therefor).

Very truly yours,

By: